Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Award Agreement”) is entered into as of June 3, 2018 (the “Grant Date”) by and between Great Plains Energy Incorporated (the “Company”) and                      (“Grantee”). All capitalized terms in this Award Agreement that are not defined herein shall have the meaning ascribed to such terms in the Company’s Amended Long-Term Incentive Plan, as amended and restated effective May 3, 2016 (the “Plan”).

WHEREAS, Grantee is employed by the Company or one of its subsidiaries and the Company desires to (i) encourage Grantee to acquire a proprietary and vested long-term interest in the growth and performance of the Company, (ii) provide Grantee with an incentive to enhance the value of the Company for the benefit of its customers and shareholders, and (iii) encourage Grantee to remain in the employ of the Company or its successor after the closing of the transaction involving the Company and Westar, Inc. (the “Merger”); and

WHEREAS, the Company wishes to grant to Grantee, and Grantee wishes to accept, an Award of Restricted Stock Units, pursuant to the terms and conditions of the Plan and this Award Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

1.	Restricted Stock Unit Award. The Company hereby grants to Grantee an Award of [Number] Restricted Stock Units (the “RSUs”). Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Award Agreement and the Plan. Except as otherwise specifically provided herein, this Award of RSUs is subject to and governed by the applicable terms and conditions of the Plan, which are incorporated herein by reference.

2.	Terms and Conditions. This Award of RSUs is subject to the following terms and conditions:

a.	Grant of RSUs. The RSUs granted hereunder shall be credited to Grantee’s RSU Account as of the Grant Date. The RSU Account shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Grantee’s RSU Account. All amounts credited to the RSU Account shall continue for all purposes to be part of the general assets of the Company.

b.	Vesting of RSUs. Provided that Grantee remains continuously employed by the Company or one of its subsidiaries, affiliates, or successors during the period beginning on the “Closing Date” (as defined in the Amended and Restated Agreement and Plan of Merger by and among Westar Energy, Inc., Great Plains Energy Incorporated, Monarch Energy Holding, Inc., and King Energy, Inc., dated as of July 9, 2017) of the Merger through June 5, 2020 (the day after the second anniversary of the Closing Date) (the “Restricted Period”), 100% of the RSUs shall vest on June 5, 2020 (the “Vesting Date”). If Grantee’s employment terminates for any reason (including by reason of voluntary resignation, death, disability or dismissal by the Company with or without cause), other than a Post-Merger CiC Termination, before the Vesting Date, Grantee will immediately forfeit all the RSUs (and any additional RSUs that have been credited due to the conversion of Dividend Equivalents in accordance with paragraph (e) below) credited to Grantee’s RSU Account. If Grantee experiences a Post-Merger CiC Termination, 100% of the RSUs (and any additional RSUs that have been credited to Grantee’s RSU Account due to the conversion of Dividend Equivalents in accordance with paragraph (e) below) shall vest on the date Grantee experiences the Post-Merger CiC Termination (the “Post-Merger CiC Termination Vesting Date”). For purposes of this Award Agreement, a “Post-Merger CiC Termination” occurs if during the Restricted Period: (i) Grantee’s employment with the Company, its affiliates, and its successors is terminated by the Company, other than for Cause, after a Change in Control occurring subsequent to the Merger, or (ii) Grantee voluntarily resigns for Good Reason after a Change in Control occurring subsequent to the Merger.

c.	Limits on Transfer of RSUs. Subject to any exceptions set forth in the Plan, during the Restricted Period and until such time as the RSUs are settled in accordance with the terms of this Award Agreement, neither the RSUs nor any rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSUs will be immediately forfeited by Grantee and all of Grantee’s rights to the RSUs shall immediately terminate without any payment, settlement, or consideration by the Company.

d.	No Rights as a Shareholder until RSUs Settled. Grantee shall not have any rights of a shareholder with respect to the Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of Shares. Upon and following the settlement of the RSUs, Grantee shall be the record owner of the Shares underlying the RSUs unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all the rights of a shareholder of the Company.

e.

Dividend Equivalents. If, prior to the settlement date, the Company declares a cash dividend on Shares, then, on the payment date of the dividend, Grantee’s RSU Account shall be credited with additional RSUs. The number of additional RSUs credited (including a fractional RSU) shall be the quotient obtained by dividing the aggregate cash amount that would have been paid as a dividend on the Shares underlying all RSUs credited to Grantee’s RSU Account by the Fair Market Value of a Share on the date such dividend payment is made to the Company shareholders. Any additional RSUs credited to Grantee’s RSU Account which are attributable to Dividend Equivalents shall be subject to the same risk of forfeiture, same transferability restrictions and the same vesting conditions, and result in the issuance of Shares at the same time and same manner, as the original underlying RSUs. If, prior to the settlement date, the Company declares a stock dividend on Shares, then, on the payment date of the stock dividend, Grantee’s RSU Account shall be credited with additional RSUs as if each RSU in the RSU Account were a Share.

f.	Settlement of RSUs. No later than 30 days after the earlier of (i) the Vesting Date or (ii) the Post-Merger CiC Termination Vesting Date, the Company shall issue and deliver to Grantee a number of Shares equal to the aggregate number of RSUs (with any fractional RSU being rounded to the nearest whole number) then credited to Grantee’s RSU Account and vested.

g.	Tax Withholding on RSU Settlement. No Shares will be delivered under this Agreement until either (i) Grantee has paid to the Company the amount that must be withheld under federal, state, and local income and employment tax laws or (ii) Grantee and the Company have made satisfactory provision for the payment of such taxes. Unless otherwise not permitted by the Compensation and Development Committee (which may disallow Share withholding at any time) or contrary to an election Grantee submitted to the Company in accordance with established Company policy, the Company shall first withhold such taxes from the Shares (valued at their Fair Market Value) otherwise eligible to be delivered under this Award, if any.

3.	Amendment. This Award Agreement may be amended only in the manner provided by the Company evidencing both parties’ agreement to the amendment. This Award Agreement may also be amended, without prior notice to Grantee and without Grantee’s consent prior to any Change in Control by the Committee if the Committee in good faith determines the amendment does not materially adversely affect any of Grantee’s rights under this Award Agreement.

4.	Entire Agreement. This Award Agreement contains the entire agreement between Grantee and the Company with respect to the subject matter hereof, and superseded all prior agreements or understandings between the parties relating thereto.

5.	Contingent Nature of Agreement. Notwithstanding anything else herein to the contrary, this Agreement is contingent on both (i) the closing of the Merger and (ii) the Company’s receipt of an executed copy of the Agreement.

GREAT PLAINS ENERGY INCORPORATED

By:		By:
	Terry Bassham		Grantee
Date: June , 2018